Exhibit 10.3

[Environmental Power Corporation Logo]	Environmental Power Corporation Microgy, Inc. One Cate Street, 4th Floor Portsmouth, New Hampshire 03801 Tel. (603) 431-1780 Fax (603) 431-2650

[Microgy, Inc. Logo]

June 21, 2005

Mr. Randall L. Hull

661 Riesling Knoll

Cincinnati, OH 45226

Dear Randy:

I am pleased to confirm our offer to you to join Microgy, Inc. (“Microgy”) as President commencing on July 1, 2005 (the “Start Date”). Please be advised that this offer does not constitute a contract of employment for any specified duration.

The following is an outline of the terms of your employment with Microgy:

Title and Responsibilities:	You will serve as President of Microgy. In this capacity, you will report to the President and Chief Executive Officer of Environmental Power Corporation, Microgy’s parent (“EPC”).

Base Salary:	Your base salary will be $7,692.31 for each two-week pay period, which equates to $200,000 on an annualized basis.

Bonus:	You will be eligible to participate at the same level as other executives reporting directly to the Chief Executive Officer of EPC in any bonus plan adopted by EPC from time to time and in which employees of Microgy are eligible to participate, subject to the terms of any such plan.

Equity Compensation:	Subject to the approval of EPC’s Board of Directors and the approval of EPC’s 2005 Equity Incentive Plan (the “2005 Plan”) by EPC’s stockholders, you will be granted a stock option under the 2005 Plan to purchase 150,000 shares of EPC’s Common Stock at a price per share equal to the fair market value of a share of EPC’s Common Stock as determined by the Board of Directors in accordance with the terms of the 2005 Plan. The option will vest in two equal annual installments beginning on July 1, 2006 and will be exercisable for a period of 10 years from the date of grant, subject to your continued employment with Microgy. The option will be treated as an “incentive stock option” to the extent permissible under applicable provisions of the Internal Revenue Code.

Mr. Randall L. Hull

June 21, 2005

Benefits:	You will be entitled to such medical, dental, retirement, vacation and other benefits as are made available from time to time to other similarly-situated employees of Microgy. In addition, you will be entitled to a car allowance comparable to that afforded to other senior executives of EPC.

Termination:

You will be an employee-at-will, and Microgy may terminate your employment at any time and for any reason or no reason.

Notwithstanding the foregoing, if Microgy terminates your employment without Cause (as defined below), you will be entitled to severance equal to six months of your then-current base salary, paid in accordance with Microgy’s normal payroll practices. “Cause” shall mean willful misconduct by you or willful failure by you to perform your responsibilities to Microgy or EPC (including, without limitation, failure to relocate as contemplated below, breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between you and Microgy and/or EPC), as determined in good faith by the Board of Directors of EPC, which determination shall be conclusive.

In addition, if your employment with Microgy is terminated by the Microgy without Cause within six months following a “Change-in-Control” (as defined below) and you are not offered a comparable position with the acquiring entity or any of its affiliates, then you will be entitled to severance equal to 12 months of your then-current base salary, paid in accordance with Microgy’s normal payroll practices. A “Change-in-Control” shall mean the sale of all or substantially all of the capital stock, assets or business of Microgy or EPC, by merger, consolidation, sale of assets or otherwise (other than (i) than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the outstanding voting stock of Microgy or EPC, as the case may be, immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (ii) a sale of any of the capital stock or assets of either of EPC’s subsidiaries involved in the waste coal business, EPC Corporation or Buzzard Power Corporation).

Any payment of severance will be conditioned upon your execution of a full release of all claims in form and substance satisfactory to EPC and Microgy.

Location of Employment:	You will initially be required to work out of EPC’s headquarters in Portsmouth, New Hampshire. However, you acknowledge that EPC and Microgy are exploring a change in the location of Microgy’s headquarters and that you will relocate to such location as EPC and Microgy determine to establish such headquarters.

Mr. Randall L. Hull

June 21, 2005

Additional Agreements:	As a condition to your employment, you will be required to execute the Company’s standard form of Employee Proprietary Information and Invention Agreement, a copy of which has been provided to you along with this letter.

Your signature below will indicate your acceptance of this offer of employment on the terms set forth in this letter. Please return a signed copy to me at your earliest convenience.

We look forward to working with you.

Very truly yours,

/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer
Environmental Power Corporation

ACCEPTED:

/s/ Randall L. Hull
Randall L. Hull

Dated: June 21, 2005